UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 22, 2009

Inhibitex, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-50772	742708737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9005 Westside Parkway, Alpharetta, Georgia		30009
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	678-746-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2009, Inhibitex, Inc. (the "Company") entered into Stock and Warrant Purchase Agreements ("Purchase Agreements") with QVT funds, as lead investor, and co-investors including OrbiMed Advisors, New Enterprise Associates and Great Point Partners, as well as several other existing investors, pursuant to which the Company agreed to sell, at a price of $1.28 per share, an aggregate of 17,968,747 shares of its common stock, and warrants to purchase an aggregate of 8,085,932 shares of its common stock at an exercise price of $1.46 per share. The purchase price of $1.28 per share reflects the consolidated closing bid price of one share of the Company’s common stock on the Nasdaq Capital Market on October 22, 2009, plus $0.06 (reflecting the purchase price of one warrant). The warrants, when issued at the closing of the offering, will be immediately exercisable and will have a four year term.

The aggregate offering price of the shares of common stock and warrants agreed to be sold in the offering is approximately $23 million. MTS Securities, LLC, an affiliate of MTS Health Partners, acted as the Company’s exclusive placement agent for this transaction.

The closing of this offering is expected to occur on October 28, 2009, subject to customary closing conditions.

The offering was made only to accredited investors, as such term is defined in accordance with the Securities Act of 1933, as amended (the "Securities Act"). The shares of common stock and the warrants issued to the investors have not been registered under the Securities Act or any state securities laws. The Company is relying on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

Pursuant to the terms of the Purchase Agreements, the Company has agreed to file with the Securities and Exchange Commission, within 30 days after the closing of the offering, a registration statement on Form S-3 to register for resale the shares of common stock issued in the offering and the shares of common stock issuable upon the exercise of the warrants issued in the offering, and to file additional registration statements relating thereto in certain circumstances. Pursuant to the terms of the Purchase Agreements, the Company has also agreed to indemnify the selling stockholders under the registration statements from certain liabilities, and to pay each of the investors in the offering liquidated damages equal to 1% (up to a maximum of 10%) of the aggregate purchase price paid by such investor in the offering if: the Company does not file a registration statement by the date required under the Purchase Agreements; a registration statement is not declared effective by the date required under the Purchase Agreements; or a registration statement becomes unavailable to the selling stockholders in certain circumstances. In addition, the Company has agreed to reimburse QVT Fund, LP, the lead investor in the offering, for all reasonable fees and expenses incurred by it in connection with the transactions contemplated by the Purchase Agreements, up to a maximum aggregate amount of $30,000.

As of the date of the Purchase Agreements, New Enterprise Associates 10, Limited Partnership ("NEA 10") and New Enterprise Associates 11, Limited Partnership ("NEA 11"), individually or with their affiliates, held more than 5% of the Company’s outstanding capital stock. M. James Barrett, a member of the Company’s board of directors, is a general partner of the general partner of NEA 10 and is a manager of the general partner of NEA 11.

The foregoing is a summary of the terms of the agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Stock and Warrant Purchase Agreement, which is attached hereto as Exhibit 10.53, and the Form of Warrant, which is attached hereto as Exhibit 10.54.

Item 3.02 Unregistered Sales of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 8.01 Other Events.

The press release dated October 23, 2009, announcing the private placement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.
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Description of Exhibits
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10.53 Form of Stock and Warrant Purchase Agreement
10.54 Form of Warrant
99.1 Press Release dated October 23, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc.

October 28, 2009	By:	Russell H. Plumb

Name: Russell H. Plumb
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.53	Form of Stock and Warrant Purchase Agreement
10.54	Form of Warrant
99.1	Press Release dated October 23, 2009.